CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Symbollon Pharmaceuticals, Inc.
Framingham, Massachusetts


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Forms S-8 and S-3 of our report dated February 21, 2002 relating to the financial statements of Symbollon Pharmaceuticals, Inc. (a development stage company) as of December 31, 2001 and 2000, and for the years then ended, and amounts for the period from inception (July 15, 1986) to December 31, 2001 (not presented separately) appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.




/s/ BDO Seidman, LLP



Boston, Massachusetts
March 27, 2002